UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Duckwall-ALCO Stores, Inc.

(Name of Registrant as Specified In Its Charter)

Strongbow Capital, Ltd.

Strongbow Capital Management, Ltd.

Raymond A.D. French

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 17, 2007 Strongbow Capital, Ltd., Strongbow Capital Management, Ltd. and Raymond A.D. French filed a Schedule 13D (“Schedule 13D”) that included Item 4 stating the following:

On November 20, 2007 the Filing Parties sent a letter to the Company’s Chairman and the other members of the board of directors (the “Board”) expressing their dissatisfaction with:

(1) the Company’s progress toward achieving the central goal of a mid-teens percentage return on equity (ROE), publicly set out by the Chairman when he announced the Company’s turnaround program nearly three years ago, and

(2) the steps taken by the Company to address three serious and on-going problems affecting the Company’s ROE: SG&A expense control, inventory reductions and shrinkage.

The Filing Parties indicated in the November 20, 2007 letter and subsequent filings with the Securities and Exchange Commission that they intended to nominate, and solicit proxies to elect, a slate of directors at the Company’s 2008 annual meeting, unless they saw satisfactory concrete progress in these problem areas and acceptable improvement in the Company’s twelve-month ROE by the end of the third quarter of the current fiscal year.

Based on the information in the Company’s 10Q for the third quarter, and statements made at the Company’s December 6, 2007 earnings conference call, the Filing Person’s evaluate the Company’s performance in these areas as follows:

1.

Return on Equity (ROE): As outlined in the Filing Parties’ letter to the Company’s chairman on November 20, 2007, for the 12-month period ending with Q2 of this fiscal year, the Company generated a ROE of 3.88%. For the twelve month period ended with Q3 of this fiscal year, the Company generated a 3.0% ROE[1] . Thus, not only did the Company fail to achieve an acceptable improvement in its ROE by the end of Q3, but the 12-month period ROE actually fell through the third quarter.

2.

SG&A Expenses: The Company disclosed in the Q3 form 10-Q that third quarter SG&A Expenses, as a percentage of net sales, increased from 30.0% in 2007 to 32.4% in 2008. The SG&A section of the form 10-Q also included an amount for adjusted SG&A expenses, which excluded various expense components described by the Company as “significant fluctuations”. By excluding these significant fluctuations the Company arrived at an adjusted SG&A expense which was 27.8% of comparable store sales in the third quarter of fiscal 2008, versus 28.5 % in the third quarter of 2007. [2]

The Filing Parties agree with the appropriateness of certain of these adjustments, including those relating to the IT initiative, the Growth initiative and Timing variances (the “Acceptable Exclusions”). However, the Filing Parties do not believe that the exclusion of growth in expenses for professional services, share based compensation, planned increased store maintenance expenses, and material weaknesses remediation is appropriate. If the adjustments are limited to the Acceptable Exclusions (as defined above), virtually the entire improvement in the adjusted SG&A expense ratio disappears. On this basis adjusted Q3 SG&A expense was 29.98% of comparable store sales in fiscal 2008 versus 30.00% in fiscal 2007. These results fall far short of satisfactory concrete progress in reducing SG&A expenses.

In addition, the Filing Parties have certain particular concerns relating to SG&A expense. The growth in expenses relating to the New Store Development and other departments has been rapid (36.6% in Q3 and 37.4% in the first three quarters of this fiscal year) and is now running at an annualized level of $4.7 - 4.9 million. Most importantly, since the turnaround program began in early calendar 2005, the Company has not disclosed details of any internal SG&A expense review to examine the appropriateness of the current annual SG&A expense base in aggregate. The Filing Parties find the lack of such a study two-and-a-half years into the turnaround very troublesome and a sign of the Company’s lack of focus on SG&A expense cuts as an area of opportunity to maximize Net income, and, therefore, shareholder value. The Filing Parties believe that the disappointing lack of reported store level SG&A expense reductions over the turnaround period is directly related to the lack of such a study.

3.	Inventory reductions: The Filing Parties were pleased that the Company was able to demonstrate some progress in reducing comparable store inventory levels as described in its December 6, 2007, press release. However, the Filing Parties believe that the slow rate of progress in this area to date makes it unlikely that the Company will be able to meet its year-end inventory target. As outlined in the Filing Parties’ letter to the Company’s Chairman on November 20, this has negative implications for the financing of new stores. While the Company’s Revised 2008 Operating Plan budgets a fiscal 2008 year-end Inventory level of

[1]

Net income of $3.12 million divided by Average shareholders equity of $103.568 equals 3.0%. The Filing Parties note that this ROE is also substantially below the ROE generated under previous management prior to the turnaround effort begun in early calendar 2005: the average annual ROE for the three years prior to the management change was 5.03% (i.e.: ROE achieved in: fiscal 2003 was 5.42%, fiscal 2004 was 6.16% and fiscal 2005 was 3.50%).

[2]	See pages 9 & 10.

$148.0 million3, inventories were at $178.3 million at the end of Q3; therefore, in order to meet the budgeted end of year goal, Inventory will now need to fall by $30.3 million (or 17.0%) in Q4. Consistent with the concerns outlined in the Filing Parties’ letter of November 20, the slow rate of progress in unlocking cash from inventory has—and will continue to—force the Company to draw down further debt to finance the new store program. In this regard, the Filing Parties note that during Q3, the Company’s Notes payable under revolving loan increased by $18.585 million4 (or by 62.2%).

4.

Shrinkage: According to the Company’s form 10-Q for Q3[5], the shrinkage problem reduced Gross margin for the first three quarters of this fiscal year by 39 basis points. For Q3, the problem had worsened with shrinkage reducing Gross margin by 63 basis points[6]. Further, since the Filing Parties’ November 20 letter, the Company’s management has not outlined any specific programs to improve the shrinkage problem. For these reasons, the Filing Parties believe that the Company has not demonstrated any satisfactory concrete progress in this problem area.

Based on these results the Filing Parties have not seen satisfactory concrete progress in the problem areas and acceptable improvement in the Company’s twelve-month ROE through the end of the third quarter. Accordingly, the Filing Parties intend to nominate, and solicit proxies to elect, a slate of directors at the Company’s 2008 annual meeting. The Filing Parties are considering how many candidates to nominate and whether to propose an amendment to the Bylaws that would reduce the size of the Board.

STRONGBOW CAPITAL, LTD., STRONGBOW CAPITAL MANAGEMENT, LTD. AND RAYMOND A.D. FRENCH (THE “PARTICIPANTS”) INTEND TO NOMINATE A SLATE OF DIRECTORS FOR ELECTION TO THE BOARD OF DUCKWALL-ALCO STORES, INC. (THE “COMPANY”) AND INTEND TO MAKE OTHER PROPOSALS AT THE COMPANY’S 2008 ANNUAL MEETING AND INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) RELATING TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH SUCH NOMINATIONS AND PROPOSALS. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE COMPANY AND WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 HERETO.

[3]	See form 8-K filed on June 20, 2007 (see Balance sheet on page 4).
[4]	From $29.876 million at July 29, 2007, to $48.461 million at October 28, 2007.
[5]	See pages 9 & 10, “Gross margin”.
[6]	The Filing Parties also note that when compared with the same periods last fiscal year, the shrinkage problem had worsened in both Q3 and for the first three quarters of this fiscal year.

Exhibit 1

Participants

The participants in the solicitation of proxies (the “Participants”) are the following: Strongbow Capital, Ltd. (“Strongbow”), Strongbow Capital Management, Ltd. (“SCM”) and Raymond A.D. French (“Mr. French”).

Strongbow is a limited liability company organized under the laws of the Cayman Islands, British West Indies. Strongbow is an investor in equity securities. Strongbow is managed by its Board of Directors, which is composed of Mr. French and Raymond J.R. French.

SCM is a limited liability company organized under the laws of the Cayman Islands, British West Indies. SCM acts as an investment manager to Strongbow. SCM is the sole owner of the voting shares and the controlling entity of Strongbow.

Mr. French is a citizen of the Republic of Ireland. Mr. French is Chairman of SCM and the controlling person of SCM and has full discretion and authority to make all investment and voting decisions for Strongbow and SCM.

Strongbow directly and beneficially owns 543,517 shares of common stock (“Strongbow Shares”) in Duckwall-ALCO Stores, Inc. (the “Company”), which represents approximately 14.3% of the outstanding shares of the Company’s common stock, based on the Form 10-Q filed by Duckwall on December 6, 2007. By virtue of their relationships to Strongbow, SCM and Mr. French have shared power to vote and to dispose or to direct the disposition of the Strongbow Shares and beneficially own the Strongbow Shares.